Exhibit 99.1

VIASPACE ADDS BUSINESS DEVELOPMENT EXECUTIVE IN JAPAN
FOR SHINE EXPERT SYSTEM

PASADENA, CA —April 2, 2007— VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that Mr. Pankaj Garg has joined the company as Director of Business Development and Technical Marketing in Japan for its SHINE expert software system. The Spacecraft Health INference Engine (SHINE) is a proprietary software package developed at the NASA Jet Propulsion Laboratory for space applications and was licensed from Caltech. An inference engine is the core of an expert system. Using standard benchmarks, VIASPACE has measured SHINE performance at over 230 million rules per second, which puts it orders of magnitude faster than competing approaches.

Mr. Garg has 18 years experience in software development, architecture and technical marketing. Mr. Garg has lived in Japan for the past 17 years and is fluent in Japanese, English and Hindi. Mr. Garg served as Worldwide Senior Strategic Manager for Intel Japan from 1999. Previously he was with Cirrus Logic, Yasukawa Electric Co. and Kobe Steel. Mr. Garg is experienced in Software for Chipsets, Multimedia, PCs, embedded applications and cell phones. He has strong relationships with Japanese PC, consumer electronics companies and video game producers.

Mr. Garg, a native of India, is a permanent resident in Japan. He received a Bachelor of Computer Science and Engineering degree from G.B Pant University of Agriculture and Technology, India. He is a member of IEEE and filed 20 patent applications at Intel and other companies.

VIASPACE CEO Dr. Carl Kukkonen stated, “Mr. Garg will be a key player in implementing the company strategy for global applications of SHINE. Because SHINE is built on a different algorithm, it is much faster than competing expert systems. It also has a very small footprint which allows it to be run on conventional microprocessors and microcontrollers. No special-purpose hardware is required. These attractive features open up entirely new market opportunities for expert systems in areas such as consumer electronics, automotive and other controls, factory automation and video gaming. Mr. Garg will also pursue potential customers in India and Asia Pacific”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.